EXHIBIT 5

Opinion and Consent of Vorys, Sater, Seymour and Pease LLP

May 27, 2005

LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052

Re:      LNB Bancorp, Inc. — Registration Statement for Offering of 95,000 Common Shares

Dear Ladies and Gentlemen:

     We have acted as counsel to LNB Bancorp, Inc., an Ohio corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 95,000 common shares, $1.00 par value, of the Company (the “Common Shares”) for issuance pursuant to the Employment Agreement, made as of January 28, 2005, by and among Daniel E. Klimas, LNB Bancorp, Inc. and The Lorain National Bank, and the Stock Option Agreement, made effective as of February 1, 2005, between LNB Bancorp, Inc. and Daniel E. Klimas (collectively, the “Agreements”).

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the approval and adoption of the Agreements. Based on such review, we are of the opinion that, if, as and when the Common Shares are issued and sold (and the consideration therefore received) pursuant to the provisions of the Agreements and in accordance with the Registration Statement, such Common Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Agreements, or the Common Shares issuable pursuant to the Agreements.

Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP